Exhibit 99.1

PMI MORTGAGE INSURANCE LTD AND SUBSIDIARIES

(An Indirect Wholly-Owned Subsidiary of

The PMI Group, Inc.)

Consolidated Financial Statements

As of March 31, 2007 and December 31, 2006

and for the three months ended March 31, 2007 and 2006

INDEX TO FINANCIAL STATEMENTS

PMI MORTGAGE INSURANCE LTD AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Statements of Operations for the three months ended March 31, 2007 and 2006 (Unaudited)	F-3
Consolidated Balance Sheets as of March 31, 2007 (Unaudited) and December 31, 2006	F-4
Consolidated Statements of Cash Flows for March 31, 2007 and 2006 (Unaudited)	F-5
Notes to Consolidated Financial Statements (Unaudited)	F-6

PMI MORTGAGE INSURANCE LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2007	2006
	(Dollars in thousands)
REVENUES
Premiums earned	$36,366	$31,124
Net investment income	16,045	11,218
Net realized investment (losses) gains	(76)	122
Other income	489	98

Total revenues	52,824	42,562

LOSSES AND EXPENSES
Losses and loss adjustment expenses	16,158	1,225
Amortization of deferred policy acquisition costs	3,375	3,332
Other underwriting and operating expenses	7,424	6,374

Total losses and expenses	26,957	10,931

Income before income taxes and minority interest	25,867	31,631
Income taxes	7,863	9,581

Income before minority interest	18,004	22,050
Minority interest, net	378	561

NET INCOME	$17,626	$21,489

See accompanying notes to consolidated financial statements.

PMI MORTGAGE INSURANCE LTD AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2007	December 31, 2006
	(Unaudited)
	(Dollars in thousands)
ASSETS
Investments – available-for-sale at fair value:
Fixed income securities	$966,507	$882,978
Equity securities – common	37,413	34,435

Total investments	1,003,920	917,413

Cash and cash equivalents	106,413	151,818
Related party receivables	2,282	1,724
Accrued investment income	15,911	13,934
Reinsurance receivables	615	7,787
Deferred policy acquisition costs	37,845	37,694
Leasehold improvements, equipment and software, net of accumulated depreciation and amortization	2,653	2,454
Deferred tax assets	—	44
Other assets	24,672	4,843

Total assets	$1,194,311	$1,137,711

LIABILITIES
Reserve for losses and loss adjustment expenses	$39,168	$30,425
Unearned premiums	379,253	367,986
Reinsurance payables	2,993	8,053
Deferred tax liabilities	1,730	—
Other liabilities and accrued expenses	31,896	16,792

Total liabilities	455,040	423,256

Commitments and contingencies (Note 6)	—	—
Minority interest (Note 10)	4,284	16,297

SHAREHOLDER’S EQUITY
Ordinary shares - no par value; 327,800 shares issued and outstanding	263,980	263,980
Retained earnings	373,364	355,738
Accumulated other comprehensive income, net of deferred taxes	97,643	78,440

Total shareholder’s equity	734,987	698,158

Total liabilities and shareholder’s equity	$1,194,311	$1,137,711

See accompanying notes to consolidated financial statements.

PMI MORTGAGE INSURANCE LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2007	2006
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$17,626	$21,489
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interest, net	378	561
Net realized investment losses (gains)	76	(122)
Depreciation and amortization	756	1,820
Deferred income taxes	1,389	41
Policy acquisition costs incurred and deferred	(3,526)	(4,111)
Amortization of deferred policy acquisition costs	3,375	3,332
Changes in:
Accrued investment income	(1,977)	(2,737)
Reinsurance receivables, net of reinsurance payables	7,172	517
Reserve for losses and loss adjustment expenses	8,743	704
Unearned premiums	11,267	3,883
Income taxes payable	1,201	(450)
Other	(11,342)	(4,063)

Net cash provided by operating activities	35,138	20,864

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales and maturities of fixed income securities	13,418	15,774
Proceeds from sales of equity securities	131	389
Investment purchases:
Fixed income securities	(99,162)	(63,236)
Net change in short-term investments	—	(31,975)
Net change in related party receivables	537	(2,310)
Capital expenditures and capitalized software, net of dispositions	(347)	(947)
Acquisition of minority interest of subsidiary	(13,429)	—

Net cash used in investing activities	(98,852)	(82,305)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions from shareholder	—	62,246

Net cash provided by financing activities	—	62,246

Foreign currency translation adjustment	18,309	(11,787)
Net decrease in cash and cash equivalents	(45,405)	(10,982)

Cash and cash equivalents at beginning of period	151,818	100,712

Cash and cash equivalents at end of period	$106,413	$89,730
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Income taxes paid	$5,569	$10,392

See accompanying notes to consolidated financial statements

PMI MORTGAGE INSURANCE LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. BASIS OF PRESENTATION

PMI Mortgage Insurance Ltd (“PMI Ltd”) is a wholly-owned subsidiary of PMI Mortgage Insurance Australia (Holdings) Pty Limited (“PMI Holdings”) and was incorporated in Australia on September 24, 1965. The accompanying consolidated financial statements include the accounts of PMI Ltd, an Australian corporation, its wholly owned subsidiary, Western Lenders Mortgage Insurance Company Ltd (“Western LMI”), and its majority owned subsidiary, Permanent LMI Pty Ltd. PMI Ltd and its subsidiaries, are collectively referred to as the “Company”. On March 16, 2007, PMI Ltd acquired the remaining outstanding common shares of Western LMI from its minority owner (See Note 10. Acquisition of Western LMI from Minority Shareholder). All material intercompany transactions and balances have been eliminated in the consolidated financial statements. PMI Holdings is a wholly-owned subsidiary of PMI Mortgage Insurance Co. (“PMI”). The ultimate parent of PMI is The PMI Group, Inc. (“The PMI Group”), a United States domiciled corporation.

The Company offers mortgage insurance in Australia and New Zealand. The Company is headquartered in Sydney, Australia, and has offices throughout Australia and New Zealand. PMI Ltd’s financial strength is rated “AA” by S&P and Fitch, and “Aa2” by Moody’s. Australian mortgage insurance, known as “lenders mortgage insurance”, or LMI, is characterized by single premiums and coverage of 100% of the loan amount. Lenders usually collect the single premium from a prospective borrower and remit the amount to the Company as the mortgage insurer. The Company recognizes earnings from single premiums in its consolidated financial statements over time in accordance with the expiration of risk. Premiums are partly refundable if the policy is canceled within the first year.

LMI covers the unpaid loan balance, plus selling costs and expenses, following the sale of the security property. Historically, loss severities have normally ranged from 20% to 30% of the original loan amount. In New Zealand, insurance coverage is predominantly “top cover”, where the total loss (including expenses) is paid up to a prescribed percentage of the original loan amount. Typical top cover in New Zealand ranges between 20% to 30% of the original loan amount.

The Company’s primary net insurance written includes direct insurance and insurance on loans underlying residential mortgage-backed securities, (“RMBS”). RMBS transactions include insurance on seasoned portfolios comprised of prime credit quality loans that have loan to values often below 80%.

NOTE 2. SUMMARY OF CERTAIN SIGNIFICANT ACCOUNTING POLICIES

The unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and the requirements of Article 7 of Regulation S-X.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation, have been included.

PMI MORTGAGE INSURANCE LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(Unaudited)

Risks and Uncertainties – The Company is dependent upon lenders and mortgage originators to provide mortgage loans to insure. In the event its largest customers choose to stop providing the Company with mortgage loans to insure, the Company’s ability to generate new insurance business could be adversely affected. The Company’s five largest customers generated 56% and 58%, of its premiums earned in 2007 and 2006, respectively.

The Company is subject to comprehensive regulation. These regulations are generally intended to protect policyholders, rather than to benefit investors. Although their scope varies, applicable laws and regulations grant broad powers to these supervisory agencies and officials to examine companies and to enforce rules or exercise discretion touching almost every significant aspect of the insurance business. The licensing of the Company’s insurance business, the review of its financial statements and periodic financial reporting, permissible investments and adherence to financial standards relating to regulatory capital, dividends to the Company and other criteria of solvency are all subject to detailed regulation.

The Company establishes loss reserves to recognize the liability of unpaid losses related to insured mortgages that are in default. These loss reserves are based upon the Company’s estimates of the claim rate and average claim amounts, as well as the estimated costs of settling claims. These estimates are regularly reviewed and updated using currently available information. Any adjustments due to positive or adverse developments, which may be material, resulting from these reviews would impact current reserve requirements. The Company’s reserves may not be adequate to cover ultimate loss development on incurred defaults. The Company’s consolidated financial condition, results of operations or cash flows could be seriously harmed if the Company’s reserve estimates are insufficient to cover the actual related claims paid and loss related expenses incurred.

Significant accounting policies are as follows:

Investments – The Company has designated its entire portfolio of fixed income and equity securities as available-for-sale. These securities are recorded at fair value based on quoted market prices with unrealized gains and losses, net of deferred income taxes, accounted for as a component of accumulated other comprehensive income in shareholder’s equity. The Company evaluates its investments regularly to determine whether there are declines in value and whether such declines meet the definition of other-than-temporary impairment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities and SEC Staff Accounting Bulletin No. 59, Accounting for Noncurrent Marketable Equity Securities. The fair value of a security below cost or amortized cost for consecutive quarters is a potential indicator of an other-than-temporary impairment. When the Company determines a security has suffered an other-than-temporary impairment, a realized investment loss is recognized to the extent of the decline in fair value in the current period’s consolidated net income.

The Company’s short-term investments have maturities of greater than three and less than 12 months when purchased and are carried at fair value.

Realized gains and losses on sales of investments are determined on a specific-identification basis.

Net investment income consists primarily of interest and dividend income, net of investment expenses. Interest income and preferred stock dividends are recognized on an accrual basis. Dividend income on common stock is recognized on the date of declaration.

Cash and Cash Equivalents – The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

PMI MORTGAGE INSURANCE LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(Unaudited)

Deferred Policy Acquisition Costs – The Company defers certain costs in its mortgage insurance operations relating to the acquisition of new insurance and amortizes these costs against related premium revenue in order to match costs and revenues. Costs related to the issuance of mortgage insurance business are initially deferred and reported as deferred policy acquisition costs. SFAS No. 60, Accounting and Reporting by Insurance Enterprises, (“SFAS No. 60”), specifically excludes mortgage guaranty insurance from its guidance relating to the amortization of deferred policy acquisition costs. Consistent with industry accounting practice, amortization of these costs for each underwriting year book of business is charged against revenue in proportion to earned premiums. All or predominately all of the policies written by the Company are single premium. The deferred costs related to single premium policies are adjusted as appropriate for policy cancellations to be consistent with the Company’s revenue recognition policy. The amortization estimates for each underwriting year are monitored regularly to reflect actual experience and any changes to persistency or loss development. Deferred policy acquisition costs are reviewed periodically to determine that they do not exceed recoverable amounts, after considering investment income.

Leasehold Improvements, Equipment and Software – Leasehold improvements and equipment, including software, are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from 2.5 to 13 years. Leasehold improvements are recorded at cost and amortized over the lesser of the useful life of the assets or the remaining term of the related lease.

Under the provisions of Statement of Position (“SOP”) No. 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, the Company capitalizes costs incurred during the application development stage related to software developed for internal-use purposes and for which it has no substantive plan to market externally. Capitalized costs are amortized at such time as the software is ready for its intended use on a straight-line basis over the estimated useful life of the asset, which is generally 2.5 years.

Reserve for Losses and Loss Adjustment Expenses – The reserve for mortgage insurance losses and loss adjustment expenses (“LAE”) is the estimated claim settlement costs on notices of default that have been received by the Company, as well as loan defaults that have been incurred but have not been reported by the lenders. The Company’s master policies define “default” as the borrower’s failure to pay when due an amount equal to the scheduled monthly mortgage payment under the terms of the mortgage. Generally, however, the master policies require an insured to notify the Company of a default no later than the last business day of the month following the month in which the borrower becomes three monthly payments in default. For reporting and internal tracking purposes, the Company does not consider a loan to be in default until it has been delinquent for two consecutive monthly payments.

SFAS No. 60 specifically excludes mortgage guaranty insurance from its guidance relating to reserves for losses and LAE. Consistent with industry accounting practice, the Company considers its mortgage insurance policies as short duration contracts and, accordingly, does not establish loss reserves for future claims on insured loans that are not currently in default. The Company establishes loss reserves on a case-by-case basis when insured loans are identified as currently in default using estimated claim rates and average claim amounts for each report year, net of salvage recoverable. The Company also establishes loss reserves for defaults that have been incurred but have not been reported to the Company prior to the close of an accounting period using estimated claim rates and claim amounts applied to the estimated number of defaults not reported. The reserve levels as of the consolidated balance sheet date represent management’s best estimate of existing losses and LAE incurred. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known to the Company. Such adjustments, to the extent of increasing or decreasing loss reserves, are recognized in current period’s consolidated results of operations.

PMI MORTGAGE INSURANCE LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(Unaudited)

Reinsurance – The Company uses reinsurance to reduce net risk in force and optimize capital allocation. The Company’s reinsurance agreements typically provide for excess of loss recovery of claim expenses from reinsurers, and reinsurance recoverables are recorded as an asset. The Company remains liable to its policyholders if the reinsurers are unable to satisfy their obligations under the agreements as with all reinsurance contracts. Reinsurance recoverables on paid losses and loss estimates are based on the Company’s actuarial analysis of the applicable business. Amounts the Company will ultimately recover could differ materially from amounts recorded as reinsurance recoverables. Reinsurance transactions are recorded in accordance with the provisions of the reinsurance agreements and the accounting guidance provided in SFAS No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts. Accordingly, management assesses, among other factors, risk transfer criteria for all reinsurance agreements.

Revenue Recognition – Mortgage guarantee insurance policies are contracts that are generally noncancelable by the insurer and provide payment of premiums on a monthly, annual or single basis. Primary mortgage insurance premiums written on policies covering more than one year are referred to as single premiums. A portion of revenue on single premiums is recognized in premiums earned in the current period, and the remaining portion is deferred as unearned premiums and earned over the expected life of the policy, a range of eight to nine years. If single premium policies related to insured loans are canceled due to repayment by the borrower, and the premium is nonrefundable, then the remaining unearned premium related to each canceled policy is recognized to earned premiums upon notification of the cancellation. Unearned premiums represent the portion of premiums written that is applicable to the estimated unexpired risk of insured loans. Rates used to determine the earning of single premiums are estimates based on the actuarial analysis of the expiration of risk. The earnings pattern calculation is an estimation process and, accordingly, the Company reviews its premium earnings pattern for each policy acquisition year (“Book Year”) annually, and any adjustments to the estimates are reflected for each Book Year as appropriate.

Income Taxes – PMI Ltd and its subsidiaries are included in the consolidated tax return of PMI Holdings. The tax provision for the Company for financial reporting purposes is determined on a stand-alone basis.

The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. The liability method measures the expected future tax effects of temporary differences at the enacted tax rates applicable for the period in which the deferred asset or liability is expected to be realized or settled. Temporary differences are differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in future increases or decreases in taxes owed on a cash basis compared to amounts already recognized as tax expense in the consolidated statements of operations.

Foreign Currency Translation – The consolidated financial statements have been translated into U.S. dollars in accordance with SFAS No. 52, Foreign Currency Translation. Accordingly, assets and liabilities in the functional currency are translated using the year-end spot exchange rates. Revenues and expenses are translated at monthly-average exchange rates. Gains and losses on currency remeasurement incurred by the Company represent the revaluation of assets and liabilities denominated in nonfunctional currency into the functional currency into the reporting currency. The effects of translating operations with a functional currency other than the reporting currency are reported as a component of accumulated other comprehensive income (loss) included in consolidated shareholder’s equity.

Comprehensive Income – Comprehensive income includes net income, foreign currency translation gains or losses, changes in unrealized gains and losses on available-for-sale investments, and the reclassification of realized gains and losses previously reported in comprehensive income, net of related tax effects. The Company reports the components of comprehensive income in its consolidated statements of shareholder’s equity.

PMI MORTGAGE INSURANCE LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(Unaudited)

Share-Based Compensation—The Company applies SFAS No. 123 (revised 2004), Share-Based Payment, (“SFAS No. 123R”), for share-based payment transactions. SFAS No. 123R requires that such transactions be accounted for using a fair-value-based method and recognized as expense in the consolidated results of operations. For share-based payments granted and unvested upon the adoption of SFAS No. 123R, the Company recognizes the fair value of share-based payments, including employee stock options and employee stock purchase plan shares, granted to employees as compensation expense in the consolidated results of operations.

Intangible Assets – The Company capitalized certain fees related to the acquisition of multi-year contracts with customers in the first quarter of 2007. The Company amortizes these intangible assets into operating expenses, using the expected earnings patterns of the underlying books of insurance business to which the contracts are related. As of March 31, 2007, net intangible assets were $19.2 million and are included in other assets. The Company recorded $74 thousand of amortization expense related to these net intangible assets during the first quarter of 2007.

NOTE 3. NEW ACCOUNTING STANDARDS

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The Statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157, Fair Value Measurements, and SFAS No. 107, Disclosures about Fair Value of Financial Instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is still evaluating the impact of SFAS No. 159 on its consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, (“FIN 48”) which prescribes a recognition threshold and measurement process for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on derecognition, classification, interim reporting and disclosure requirements for uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 has not materially impacted the Company’s consolidated financial condition.

NOTE 4. INVESTMENTS

Fair Values and Gross Unrealized Gains and Losses on Investments – The cost or amortized cost, estimated fair value and gross unrealized gains and losses on investments are shown in the table below:

	Cost or
	Amortized	Gross Unrealized		Fair
	Cost	Gains	(Losses)	Value
		(Dollars in thousands)
As of March 31, 2007:
Fixed income securities	$982,146	$93	$(15,732)	$966,507
Equity securities – common stocks	23,685	13,728	—	37,413

Total	$1,005,831	$13,821	$(15,732)	$1,003,920

PMI MORTGAGE INSURANCE LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(Unaudited)

	Cost or
	Amortized	Gross Unrealized		Fair
	Cost	Gains	(Losses)	Value
		(Dollars in thousands)
As of December 31, 2006:
Fixed income securities	$897,414	$99	$(14,535)	$882,978
Equity securities – common stocks	23,189	11,256	(10)	34,435

Total	$920,603	$11,355	$(14,545)	$917,413

Aging of Unrealized Investment Losses – The following table shows the gross unrealized losses and fair value of the Company’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of March 31, 2007:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
As of March 31, 2007:
Fixed income securities:
Australian and New Zealand Federal and State Government bonds	$237,252	$(4,068)	$144,711	$(3,559)	$381,963	$(7,627)
Corporate bonds	456,132	(6,657)	96,752	(1,448)	552,884	(8,105)

Total	$693,384	$(10,725)	$241,463	$(5,007)	$934,847	$(15,732)

Unrealized losses on fixed income securities were primarily due to increases in interest rates, and are not considered to be other-than-temporarily impaired as the Company has the intent and ability to hold such investments until they recover or mature. However, the Company determined that the decline in the market value of a small number of fixed income and equity securities in its investment portfolio met the definition of other-than-temporary impairment and recognized realized losses of $0.1 million in the first three months of 2006.

Net Investment Income – Net investment income consists of the following for the three months ended:

	Three Months Ended March 31,
	2007	2006
	(Dollars in thousands)
Fixed income securities	$13,600	$10,135
Equity securities	451	379
Short-term investments and cash and cash equivalents	2,338	938

Investment income before expenses	16,389	11,452
Investment expenses	(344)	(234)

Net investment income	$16,045	$11,218

PMI MORTGAGE INSURANCE LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(Unaudited)

NOTE 5. DEFERRED POLICY ACQUISITION COSTS

The following table summarizes deferred policy acquisition cost activity as of and for the three months ended March 31, 2007 and March 31, 2006:

	Three Months Ended March 31,
	2007	2006
	(Dollars in thousands)
Beginning balance	$37,694	$35,562
Policy acquisition costs incurred and deferred	3,526	4,111
Amortization of deferred policy acquisition costs	(3,375)	(3,332)

Ending balance	$37,845	$36,341

Deferred policy acquisition costs are affected by qualifying costs that are deferred in the period and amortization of previously deferred costs in such period. In periods where there is significant growth in new business, the asset will generally increase because the amount of deferred acquisition costs incurred exceeds the amortization of previously deferred policy acquisition costs. Conversely, in periods where new business activity is declining, the asset will generally decrease because the amortization of previously deferred policy acquisition costs exceeds the amount of deferred acquisition costs incurred.

PMI MORTGAGE INSURANCE LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(Unaudited)

NOTE 6. RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

The Company establishes a reserve for losses and LAE to recognize the estimated liability for potential losses and related loss expenses in connection with borrower default on their mortgage payments. The establishment of a loss reserve is subject to inherent uncertainty and requires significant judgment by management. The following table provides a reconciliation of the beginning and ending consolidated reserves for losses and LAE between January 1 and March 31, 2007 and 2006:

	2007	2006
	(Dollars in thousands)
Balance at January 1,	$30,424	$7,526
Reinsurance recoverables	—	—

Net balance at January 1,	30,424	7,526
Losses and LAE incurred, principally with respect to defaults occurring in:
Current year	11,478	2,784
Prior years (1)	4,679	(1,561)

Total incurred	16,157	1,223
Losses and LAE payments, principally with respect to defaults occurring in:
Current year	(7)	(26)
Prior years	(8,381)	(1,197)

Total payments	(8,388)	(1,223)
Transfer of insurance portfolio from PMI Indemnity Limited	—	977
Foreign currency translation effect	975	(273)

Net ending balance at March 31,	39,168	8,230
Reinsurance recoverables	—	—

Balance at March 31,	$39,168	$8,230

(1)

The increases in total incurred of $4.7 million related to the prior year was primarily due to our reestimation of claim sizes and claim rates as a result of declines in regional home appreciation rates and interest rate increases. The reduction of $1.6 million in 2006 was primarily due to the favorable development of claim amounts and adjustments to ultimate claim rates due to the strong housing appreciation and overall economic conditions experienced in Australia over the period.

NOTE 7. INCOME TAX

The Company’s effective tax rate was 30.4%, and 30.3% for 2007 and 2006, respectively, compared to the Australian statutory rate of 30.0%. Differences are principally due to prior year adjustments.

The Company adopted the provisions of FIN 48 on January 1, 2007. When incurred, the Company recognizes interest and penalties accrued related to unrecognized tax benefits in tax expense. During the quarters ended March 31, 2007 and 2006, the Company incurred no significant interest or penalties, and had no interest or penalties accrued as of March 31, 2007 or December 31, 2006. The Company remains subject to examination in Australia from 2001 to present and in New Zealand from 2002 to present.

PMI MORTGAGE INSURANCE LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(Unaudited)

NOTE 8. COMPREHENSIVE INCOME

The components of comprehensive income for the three months ended March 31, 2007 and 2006 are shown in the table below.

	Three Months Ended March 31,
	2007	2006
	(Dollars in thousands)
Net income	$17,626	$21,489
Other comprehensive income (losses), net of deferred taxes:
Change in unrealized gains (losses) on investments:
Unrealized holding gains (losses) arising during the period, net of deferred taxes (benefits) of $363 and ($658) respectively	840	(1,540)
Reclassification of realized gains included in net income, net of deferred taxes	54	(85)

Net unrealized holding gains (losses)	894	(1,625)
Change in foreign currency translation gains (losses)	18,309	(11,787)

Other comprehensive income (loss), net of deferred taxes (benefits)	19,203	(13,412)

Comprehensive income	$36,829	$8,077

The unrealized gains in the first three months of 2007 and the unrealized losses in the corresponding period in 2006 were primarily due to changes in fixed income security interest rates relative to the consolidated fixed income portfolio.

The foreign currency translation adjustments in the three months ended March 31, 2007 and the three months ended March 31, 2006 were due primarily to the weakening and strengthening, respectively, of the U.S. dollar spot exchange rates relative to the Australian dollar spot exchange rates from the beginning of the period to the end of each period presented.

NOTE 9. BENEFIT PLANS

Superannuation Plans—It is compulsory for superannuation contributions to be made by the Company to a regulated and complying superannuation fund for all Australian employees. The minimum required contribution, based on an employee’s salary, which is paid by the Company is 9% in 2007 and 2006. Employees may elect to pay additional contributions out of their salary. The default superannuation plan for Australian employees is the ING Corporate Super although employees may elect for the contributions relating to them to be paid into another plan. The Company has made superannuation payments on behalf of their employees of $0.4 million and $0.3 million for 2007 and 2006, respectively.

In New Zealand, all permanent employees are members of the PMI Mortgage Insurance Limited Superannuation Plan. Employer contributions are 8.06% of an employee’s salary.

The Company also pays salary continuance insurance premiums. Salary continuance insurance provides permanent employees payments in the event that an individual is unable to work due to disability following a nonwork-related accident or injury. Contractors are not covered under this benefit.

Employee Stock Purchase Plan – PMI Ltd’s employees participate in The PMI Group’s Employee Stock Purchase Plan (“ESPP”) which allows eligible employees to purchase The PMI Group’s common shares at a

PMI MORTGAGE INSURANCE LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(Unaudited)

15% discount to fair market value as determined by the plan. The ESPP offers participants the 15% discount to current fair market value or fair market value with a look-back provision of the lesser of the duration an employee has participated in the ESPP or two years.

Equity Incentive Plan – PMI Ltd’s employees participate in The PMI Group’s Amended and Restated Equity Incentive Plan (the “Equity Incentive Plan”) which provides for awards of stock options subject to various restrictions and performance hurdles, entitling the recipient to receive cash or common stock in the future. Generally options are granted with an exercise price equal to the market value on the date of the grant, expire ten years from the grant and have a three year vesting period.

NOTE 10. ACQUISITION OF WESTERN LMI FROM MINORITY SHAREHOLDER

On March 16, 2007, PMI Ltd acquired the 49.9% of the outstanding common shares of Western LMI from its minority shareholder. The Company paid $13.4 million to acquire the remaining outstanding common shares of Western LMI. It is the Company’s intention to transfer the assets and liabilities of Western LMI to PMI Ltd at their fair value during 2007, to revoke Western LMI’s insurance license, and dissolve Western LMI.